Exhibit 99.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
OF PARTHUS TECHNOLOGIES PLC

REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

To the Directors and Shareholders of Parthus Technologies plc

We have audited the accompanying consolidated balance sheets of Parthus Technologies plc and subsidiaries as of December 31, 2000 and 2001 and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Parthus Technologies plc and subsidiaries as of December 31, 2000 and 2001, and the consolidated results of their operations and their cash flows for each of the years in the three year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

KPMG
Chartered Accountants

Dublin, Ireland
January 25, 2002

PARTHUS TECHNOLOGIES PLC

CONSOLIDATED BALANCE SHEETS

	December 31,
	2000	2001
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$159,865	$121,503
Short term investments—available for sale (note 4)	—	1,800
Accounts receivable	3,245	3,541
Government grants receivable	904	—
Prepayments and other current assets (note 5)	2,851	3,365
Inventory (note 6)	1,250	797

Total current assets	168,115	131,006
Property, plant and equipment, net (note 7)	4,891	7,691
Goodwill, net (note 9)	—	62,691
Intangible assets, net (note 10)	6,240	4,432

Total assets	$179,246	$205,820

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,802	$5,672
Accrued liabilities (note 11)	9,438	11,178
Deferred revenue	5,680	4,759
Taxes payable	1,809	2,124

Total current liabilities	20,729	23,733
Minority interests (note 12)	1,001	—
Shareholders’ equity
Ordinary shares, par value €0.000317per share; 8,000,000,000 shares authorized at December 3l, 2000 and 2001; 530,595,999 and 581,180,431 shares issued and outstanding at December 31, 2000 and 2001 (note 14)	191	205
Additional paid in capital	177,657	239,138
Deferred stock compensation	(4,147)	(5,052)
Accumulated other comprehensive income	(1,705)	(3,065)
Retained earnings	(14,480)	(49,139)

Total shareholders’ equity	157,516	182,087

Total liabilities and shareholders’ equity	$179,246	$205,820

The accompanying notes are an integral part of these consolidated financial statements.

PARTHUS TECHNOLOGIES PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	1999	2000	2001
	(in thousands, except share and per share data)
Revenue
IP license	$5,214	$16,059	$29,998
IP creation	13,826	12,433	6,756
Hard IP	—	3,428	4,165

Total revenue	19,040	31,920	40,919

Cost of revenue
IP license	983	2,960	5,052
IP creation	8,325	8,334	4,751
Hard IP	—	2,116	2,261

Total cost of revenue	9,308	13,410	12,064

Gross margin	9,732	18,510	28,855
Research and development (note 15)	7,128	19,090	29,994
Sales and marketing (note 15)	2,479	9,012	11,054
General and administrative (note 15)	2,994	9,741	7,364
Amortization of goodwill and intangible assets	—	1,081	9,195
In-process research and development charge (note 8)	—	—	10,895
Restructuring charge (note 17)	—	—	765

Total operating expenses	12,601	38,924	69,267
Loss from operations	(2,869)	(20,414)	(40,412)
Interest income	172	5,346	6,394
Interest expense (note 16)	(27)	—	—
Foreign exchange gain (loss)	241	434	(241)
Minority interest (note 12)	(75)	(204)	(100)

Loss before provision for income taxes	(2,558)	(14,838)	(34,359)
Provision for income taxes (note 18)	—	(1,205)	(300)

Net loss	(2,558)	(16,043)	(34,659)
Preference dividends (note 13)	(54)	(15)	—

Net loss available to ordinary shareholders	$(2,612)	$(16,058)	$(34,659)

Net loss per ordinary share
Basic and diluted	$(0.007)	$(0.034)	$(0.062)

Weighted average number of ordinary shares
Outstanding
Basic and diluted	362,473,760	471,389,525	558,946,827

The accompanying notes are an integral part of these consolidated financial statements.

PARTHUS TECHNOLOGIES PLC

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME

	Number of Ordinary Shares	Amount	Additional Paid-in Capital	Deferred Stock Compensation	Accumulated Other Comprehensive Income	Retained Earnings	Total Share- holders’ Equity
	(in thousands, except share data)
Balance at December 31, 1998	362,473,760	$143	$7,876	$—	$(100)	$4,190	$12,109
Comprehensive income:
Net loss	—	—	—	—	—	(2,558)	(2,558)
Currency translation adjustment	—	—	—	—	(1,668)	—	(1,668)

Total comprehensive Income							(4,226)
Non cash stock compensation	—	—	2,726	(2,726)	—	—	—
Stock compensation Expense	—	—	—	52	—	—	52
Preference dividends	—	—	—	—	—	(54)	(54)

Balance at December 31, 1999	362,473,760	143	10,602	(2,674)	(1,768)	$1,578	$7,881

Comprehensive income:
Net loss	—	—	—	—	—	(16,043)	(16,043)
Currency translation adjustment	—	—	—	—	63	—	63

Total comprehensive Income							(15,980)
Exercise of share options	39,477,264	11	1,377	—	—	—	1,388
Issue of ordinary shares	128,644,975	37	172,858	—	—	—	172,895
Share issue costs	—	—	(14,193)	—	—	—	(14,193)
Non cash stock compensation	—	—	7,013	(7,013)	—	—	—
Stock compensation Expense	—	—	—	5,540	—	—	5,540
Preference dividends	—	—	—	—	—	(15)	(15)

Balance at December 31, 2000	530,595,999	$191	$177,657	$(4,147)	$(1,705)	$(14,480)	$157,516

Comprehensive income:
Net loss	—	—	—	—	—	(34,659)	(34,659)
Currency translation adjustment	—	—	—	—	(1,360)	—	(1,360)

Total comprehensive Income							(36,019)
Exercise of share options	7,976,400	2	1,160	—	—	—	1,162
Issue of ordinary shares	42,608,032	12	58,372	—	—	—	58,384
Share issue costs	—	—	(762)	—	—	—	(762)
Non-cash stock compensation	—	—	2,711	(2,711)	—	—	—
Stock compensation expense	—	—	—	1,806	—	—	1,806

Balance at December 31, 2001	581,180,431	$205	$239,138	$(5,052)	$(3,065)	$(49,139)	$182,087

The accompanying notes are an integral part of these consolidated financial statements.

PARTHUS TECHNOLOGIES PLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	1999	2000	2001
	(in thousands)
Cash flows from operating activities
Net loss	$(2,558)	$(16,043)	$(34,659)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Loss on disposal of fixed assets	—	1	1
Depreciation	1,089	1,944	2,668
Amortization of goodwill and intangible assets	—	1,081	9,195
In-process research and development charge	—	—	10,895
Non-cash interest expense	27	—	—
Undistributed earnings of minority interest	75	204	100
Unrealized foreign exchange gains	(143)	(341)	(556)
Non-cash stock compensation expense	52	5,540	1,806
Changes in assets and liabilities
Increase in accounts receivable	(1,396)	(249)	(472)
(Increase) decrease in prepayments and other current assets	(375)	(2,575)	455
(Increase) decrease in related party receivables	(425)	400	—
(Increase) decrease in inventory	—	(288)	425
Increase in accrued liabilities	2,096	5,563	838
Increase (decrease) in deferred revenue	874	3,940	(946)
(Decrease) increase in taxes payable	(358)	1,232	404
Increase in accounts payable	654	2,456	1,930

Net cash (used in) provided by operating activities	(388)	2,865	(7,916)
Cash flows from investing activities
Purchase of fixed assets	(1,281)	(3,428)	(5,538)
Sale of fixed assets	—	1	—
Purchase of business and intangible assets	—	(7,453)	(25,108)
Cash acquired with subsidiary undertaking	—	—	1,061
Purchase of short term investments	—	—	(1,800)

Net cash used in investing activities	(1,281)	(10,880)	(31,385)
Cash flows from financing activities
Proceeds from issuance of share capital	—	172,424	2,209
Share issuance costs	—	(12,535)	(762)
Redemption of redeemable shares	(664)	(1,623)	—
Proceeds from (repayment of) bank overdraft	84	(84)	—
Preference dividends paid	(54)	(15)	—

Net cash (used in) provided by financing activities	(634)	158,167	1,447
Effect of exchange rate movements on cash	(1,733)	(601)	(508)

Net (decrease) increase in cash and cash equivalents	(4,036)	149,551	(38,362)
Cash and cash equivalents at beginning of year	14,350	10,314	159,865

Cash and cash equivalents at end of year	$10,314	$159,865	$121,503

The accompanying notes are an integral part of these consolidated financial statements.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.    Business Overview

Parthus Technologies plc and its subsidiary companies (collectively known as the ‘‘Company’’) is a leading supplier of platform-level intellectual property solutions to the mobile Internet market. The Company offers businesses significant time-to-market advantages by delivering system level solutions for mobile Internet devices that can be integrated quickly and easily with customer owned technology and third party industry standards. The Company’s customers consist primarily of leading electronic product and semiconductor manufacturers.

2.    Significant accounting polices

(a)  Basis of preparation

The accounting policies noted below were applied in the preparation of the accompanying financial statements and are in conformity with accounting principles generally accepted in the United States (“US GAAP”).

(b)  Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(c)  Principles of consolidation

The consolidated financial statements incorporate the financial statements of the Company and all of its subsidiaries. All significant intercompany balances and transactions have been eliminated on consolidation.

(d)  Revenue recognition

The Company recognizes revenue in accordance with the provisions of the American Institute of Certified Public Accountants’ Statement of Position No. 97-2 and No. 98-4 ‘‘Software Revenue Recognition’’ (SOP 97-2 and SOP 98-4) as follows:

Intellectual Property (IP) Licence revenue consists of license fees received under the terms of license agreements with customers to enable them to use the Company’s IP which is customized to each customer’s specific requirements. The Company licenses its IP to leading semiconductor manufacturers and electronic product manufacturers for applications in the Mobile-Internet market. The Company’s IP consists of software and related documentation that enable a customer to produce integrated circuits and related technology and software. In general the time between the signing of a license and final customer acceptance is between three and twelve months with most time allocated to the period between delivery and acceptance of the technology. Delivery generally occurs within a short time period after signing.

Fees are payable upon completion of agreed upon milestones, such as delivery of specifications and technical documentation. Each licence is designed to meet the specific requirements of the particular customer and can vary from rights to incorporate Company technology into a customer’s own application specific product to the complete design of a ‘‘system on a chip’’.

No upgrades or modifications to the licensed IP are provided. Following customer acceptance, the Company has no further obligations under the license agreement.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenues from initial license fees are recognized based on the percentage to completion method over the period from signing of the license through to customer acceptance. Initial license fees are recognized using the percentage of completion method as software requires significant modification or customization. The amount of revenue recognized is based on the total license fees under the license agreement and the percentage to completion achieved. The percentage to completion is measured by monitoring progress using records of actual time incurred to date in the project compared to the total estimated project requirement, which corresponds to the costs related to earned revenues. Estimates of total project requirements are based on prior experience of customization, delivery and acceptance of the same or similar technology and are reviewed and updated regularly by management. After delivery, if uncertainty exists about customer acceptance of the software, license revenue would not be recognized until acceptance. Under the percentage to completion method, provisions for estimated losses on uncompleted contracts are recognized in the period in which the likelihood of such losses is determined.

The Company believes that the use of the percentage of completion method is appropriate as the Company has the ability to make reasonably dependable estimates of the extent of progress towards completion, contract revenues and contract costs. In addition, contracts executed include provisions that clearly specify the enforceable rights regarding services to be provided and received by the parties to the contracts, the consideration to be exchanged and the manner and terms of settlement. In all cases the Company expects to perform its contractual obligations and its licensees are expected to satisfy their obligations under the contract.

The excess of license fees received over revenue recognized in respect of such fees is recorded as deferred revenue.

In addition to the license fees, contracts generally contain an agreement to provide post contract (support, maintenance and training) which consists of an identified customer contact at the Group and telephone or e-mail support. Fees for post contract support which take place after customer acceptance are specified in the contract. Revenue for post contract support is recognized on a straight-line basis over the period for which support and maintenance and training is contractually agreed by the Company with the licensee.

IP creation is the development and design of integrated circuits. Revenues from IP creation comprise revenues arising from fee for service contracts based on time and materials. Revenue from IP creation is recognized when the service has been provided and all obligations to the customer under the contract have been fulfilled.

Hard IP is the incorporation of intellectual property into reference designs (either as silicon chips or printed circuit boards). Revenues from Hard IP are recognized when reference designs are complete, delivery has occurred and all obligations to the customer are fulfilled.

(e)  Research and development

Research and development expenditure is expensed in the period in which it is incurred.

(f)  Government grants

Government grants received relating to capital expenditure are offset against the cost of the related property, plant and equipment.

Grants relating to categories of operating expenditures are credited to income in the period in which the expenditure to which they relate is charged.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(g)  Pension costs

The Company contributes to defined contribution plans covering all eligible employees. The Company contributes to these plans based upon various fixed percentages of employee compensation, and such contributions are expensed as incurred. The amounts of contributions expensed by the Company for the years ended December 31, 1999, 2000 and 2001 were $848,000, $1,529,000 and $1,727,000, respectively.

(h)  Cash equivalents

The Group considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents.

(i)  Property, plant and equipment

The cost of property, plant and equipment is their purchase cost, together with any incidental costs of acquisition.

Depreciation is calculated so as to write off the cost of property, plant and equipment, less estimated residual values, on a straight line basis over the expected useful economic lives of the assets concerned. The principal economic lives used for this purpose are:

Work stations	3—4 years
Plant and machinery	3—5 years
Office equipment	4—5 years
Motor vehicles	4 years

(j)  Intangible assets

Intangible assets represent the acquisition of intellectual property and patents which are amortized over five years on a straight line basis, representing the estimated period over which benefits are expected to accrue. Where events and circumstances are present which indicate that the carrying amount of an intangible asset may not be recoverable, the Company estimates the future undiscounted cash flows expected to result from use of the asset and its eventual disposition. Where future undiscounted cash flows are less than the carrying amount of the asset, the Company will recognize an impairment loss, otherwise no loss is recognized. This impairment loss is measured by comparing the fair value of the asset with its carrying value.

(k)  Goodwill

Goodwill arising on acquisition is capitalized and amortized over five years on a straight line basis, representing the estimated period over which benefits are expected to accrue. Where events and circumstances are present which indicate that the carrying amount of goodwill may not be recoverable, the Company estimates the future undiscounted cash flows expected to result from use of the goodwill and its eventual disposition. Where future undiscounted cash flows are less than the carrying amount of the asset, the Company will recognize an impairment loss, otherwise no loss is recognized. The impairment loss is measured by comparing the fair value of the asset with its carrying value. The Company adopted SFAS No. 142 “Goodwill and Intangible Assets” effective from January 1, 2002. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment only approach. Amortization of goodwill ceases on adoption of SFAS No. 142.

(l)  Investments—available for sale

The Company has classified short term investments as available for sale in accordance with the terms of SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities”. The investments are reported at fair value with unrealized gains and losses reported in a separate component of shareholder equity. No unrealized gain or loss arose in the year ended December 31, 2001.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(m)  Inventory

Inventory is valued at the lower of cost and net realizable value and after provisions for obsolescence. Cost in the case of raw materials comprises the purchase price and attributable costs, less trade discounts. Cost in the case of work in progress and finished goods, comprises fixed labor, raw materials costs and attributable overheads.

(n)  Operating leases

Costs in respect of operating leases are charged on a straight line basis over the lease term.

(o)  Accounting for stock based compensation

The Company has elected to use the intrinsic value-based method to account for all of its employee stock based compensation plans under APB Opinion No. 25, “Accounting for Stock Issued to Employees”.

Stock compensation is amortized on a straight-line basis over the vesting period of the options, typically four years. The Company has adopted the disclosure requirements of the Statement of Financial Accounting Standards (‘‘SFAS’’) No. 123, “Accounting for Stock Based Compensation” (see note 15).

The Company has not granted options to non employees.

(p)  Foreign currencies and translation of subsidiaries

The Company reporting currency is the US dollar ($).

The functional currency of the Company is Euro and the functional currency of the Company’s overseas operations is the local currency in which its operations conduct their business.

The assets and liabilities of subsidiaries denominated in foreign currencies are translated into Euro at rates of exchange at the balance sheet date.

Statements of income of overseas subsidiaries are translated into Euro at the average exchange rate for the period. Translation differences are taken to the cumulative translation adjustment.

Assets and liabilities so determined are translated into the Company’s reporting currency at the exchange rate at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average of the exchange rates during the period, and all translation effects of exchange rate changes are included in the cumulative translation adjustment as a separate component of shareholders’ equity.

Transactions in currencies other than the functional currency are recorded at the rate at the date of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated at exchange rates prevailing at the balance sheet date. Adjustments resulting from these translations are taken to income and, where material, are separately disclosed.

Dividends declared by the Company will be declared in Euro.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(q) Disclosure about fair value of financial instruments

The following methods and assumptions were used to estimate the fair value of each material class of financial instrument:

The carrying amount of cash, cash equivalents, short term investments, unbilled revenue, other receivables, prepayments and other current assets and accounts receivable approximates fair value due to the short term maturities of these instruments.

The carrying amount of accounts payable, payments received on account, accrued liabilities and taxes payable approximates fair value due to the short term maturities of these instruments.

(r) Income taxes

The Company applies SFAS’ No. 109, ‘‘Accounting for Income Taxes’’, which requires the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates that will apply to taxable income in the years in which these temporary differences are expected to be recovered or settled.

(s) Advertising costs

All costs associated with advertising and promotion are expensed as incurred. The advertising and promotion expense was $78,000, $1,566,000 and $753,000 for the years ended December 31, 1999, 2000 and 2001, respectively.

(t) Net loss per ordinary share

Basic net loss per ordinary share has been computed by dividing net loss available to ordinary shareholders by the weighted average numbers of ordinary shares outstanding during the period. Diluted net loss per ordinary share is computed by adjusting the weighted average number of ordinary shares outstanding during the period for all potentially dilutive ordinary shares outstanding during the period and adjusting net loss for any changes in loss that would result from the conversion of such potential ordinary shares.

There is no difference, for the years presented, in net loss used for basic and diluted net loss per ordinary share. The reconciliation of the number of shares used in the computation of basic and diluted net income loss per ordinary share is as follows:

	Year ended December 31,
	1999	2000	2001
Weighted average number of ordinary shares outstanding for basic net loss per ordinary share	362,473,760	471,389,525	558,946,827
Effect of dilutive share options outstanding	—	—	—

Weighted average number of ordinary shares for diluted net loss per ordinary share	362,473,760	471,389,525	558,946,827

In the years ended December 31, 1999, 2000 and 2001, share options (see note 15) are anti dilutive.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(u) Allowance for bad debts

The Company recorded an allowance for bad debts in the year ended December 31, 2001 of $232,000. No such allowance was recorded at December 31, 2000.

(v)  Comprehensive income

Total comprehensive income includes net income and other comprehensive income which, for the Company, is comprised of currency translation adjustments.

(w) Recently issued accounting standards

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations”. This statement requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. The adoption of this standard did not have any impact on the Company’s consolidated financial statements.

In July 2001, the FASB issued SFAS No. 142 “Goodwill and Other Intangible Assets” which revises the accounting for purchased goodwill and other intangible assets. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, with earlier adoption permitted. The Company will adopt SFAS No. 142 effective from January 1, 2002. Under SFAS No. 142, purchased goodwill and intangible assets with indefinite lives are no longer amortized, but instead tested for impairment at least annually. Accordingly, the Company has ceased amortization of all goodwill as of January 1, 2002. Goodwill amortization amounted to $7,824,000 for the year ended December 31, 2001. No goodwill amortization arose in either of the years ended December 31, 1999 and 2000. The Company does not have any intangible assets, other than goodwill, with indefinite lives. Intangible assets with finite lives, primarily patents and intellectual property, will continue to be amortized over their useful lives, currently estimated at five years. The Company recorded amortization of intangible assets of $Nil, $1,081,000 and $1,371,000 for the years ended December 31, 1999, 2000 and 2001 respectively.

SFAS No. 142 requires a two step impairment test for goodwill. The first step is to compare the carrying amount of the reporting unit’s assets to the fair value of the reporting unit. If the carrying amount exceeds the fair value then the second step is required to be completed, which involves the fair value of the reporting unit being allocated to each asset and liability with the excess being implied goodwill. The impairment loss is the amount by which the recorded goodwill exceeds the implied goodwill. The Company is required to complete a “transitional” impairment test for goodwill as of the beginning of the fiscal year in which the statement is adopted. This transitional impairment test requires that the Company complete step one of the goodwill impairment test within six months from December 31, 2001. The Company is currently completing this transitional impairment test and does not expect to incur any impairment charges to goodwill.

SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalised as part of the carrying amount of the long-lived asset. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect that SFAS No. 143 will have a material impact on the financial statements.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS No. 144”) addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The provisions

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company does not expect that SFAS No. 144 will have a material impact on the financial statements.

In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting for certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. SFAS No. 145 will be adopted beginning January 1, 2003, except for the provisions relating to the amendment of SFAS No. 13, which will be adopted for transactions occurring subsequent to May 15, 2002. Adoption of SFAS No. 145 will not have a material impact on the consolidated financial statements.

3.    Related party transactions

The Company trades in the normal course of business with STMicroelectronics Srl., which held 20% of the equity of Silicon Systems Design Limited, a subsidiary undertaking, until June 29, 2001. On that date, Parthus acquired the STMicroelectronics Srl. 20% shareholding in Silicon Systems Design for consideration of $38,640,000 (see note 8).

During the year ended December 31, 2001 Parthus and STMicroelectronics Srl. entered into a multi-technology portfolio licensing and royalty agreement for the complete suite of Parthus mobile Internet IP Platforms. Revenue generated from STMicroelectronics Srl. during the years ended December 31, 1999, 2000 and 2001 was $12,879,000, $12,442,000 and $12,592,000, respectively. The account receivables balances with STMicroelectronics Srl. at December 31, 2000 and 2001 were $12,500 and $404,500 respectively.

William McCabe and Sven-Christer Nilsson, our non-executive directors receive directors fees of approximately $10,000 and $40,000 per annum, plus reasonable expenses. Mr. McCabe is also entitled to approximately $25,000 per annum for consulting services rendered to us.

On July 1, 1996 the Group entered into a property lease agreement with Veton Properties Limited to lease its head office. The lease term is 25 years from July 1, 1996 subject to annual rent of €380,922 ($341,000). Brian Long and Peter McManamon are minority shareholders in the equity of Veton Properties Limited.

During the year ended December 31, 1999, the Group advanced an interest free loan of $400,000 to William McLean, president of US operations and vice president of world-wide sales. The loan was repaid in full in March 2000.

4.    Short term investments—available for sale

The Company has classified its investment portfolio, comprising short term minimum “AA” rated securities, as available for sale. The investments are reported at fair value. The balance was converted into cash in January 2002.

5.    Prepayments and other current assets

	December 31,
	2000	2001
	(in thousands)
VAT taxes recoverable	$456	$201
Prepayments	1,538	859
Accrued income	483	2,087
Other current assets	374	218

	$2,851	$3,365

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.    Inventory

	December 31,
	2000	2001
	(in thousands)
Raw materials	$964	$635
Work in progress	261	103
Finished goods	25	59

	$1,250	$797

7.    Property, plant and equipment

	December 31,
	2000	2001
	(in thousands)
Cost
Work stations	$7,847	$11,611
Office equipment	1,356	2,775
Plant and machinery	476	539
Motor vehicles	50	—

	9,729	14,925
Less accumulated depreciation	(4,838)	(7,234)

Property, plant and equipment (net)	$4,891	$7,691

Depreciation charged to income for the years ended December 31, 1999, 2000 and 2001 was $1,089,000, $1,944,000 and $2,668,000 respectively.

8.    Acquisitions

Acquisition of Chicory Systems Inc.

On May 22, 2001 the Company acquired 100% of the outstanding shares in Chicory Systems Inc., a company incorporated in the United States of America. The results of Chicory Systems Inc have been included in the consolidated financial statements since May 22, 2001. Chicory Systems Inc. delivers innovative, silicon-based intellectual property that accelerates critical mobile Internet applications.

The aggregate purchase price was $43,441,000, comprising cash of $11,708,000 and the issuance of 22,221,442 new ordinary shares with a fair market value of $31,733,000. The fair market value of the issued shares was determined based on the average market price of Parthus’ shares over the 5-day period before and after the terms of the acquisition were agreed to and announced.

The acquisition agreement provides for the issuance of a maximum of 21.9 million additional Parthus ordinary shares contingent upon the achievement by Chicory of certain performance targets over the period to December 31, 2002. Such potential additional purchase consideration will be recorded as goodwill.

All outstanding unvested options over ordinary shares in Chicory Systems Inc. were exchanged for a total of 1,950,167 options over ordinary shares in the Company, the intrinsic value of which was recorded as deferred stock compensation of $2,711,000 and is being amortized on a straight line basis over the remaining option vesting period of two to four years.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The purchase price exceeded the amounts allocated to the assets acquired and liabilities assumed by $32,884,000 and this excess has been classified as goodwill. The following table summarises the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

$’000
Cash	1,061
Prepayments	76
Property, plant and equipment	132
In-process research and development	10,895
Accounts payable and accrued liabilities	(1,243)

Net assets acquired	10,921
Purchase consideration including costs of acquisition	43,805

Goodwill	32,884

The value assigned to purchased in-process technology relates to two microprocessor architecture projects (Project A and Project B) valued at $7,370,000 and $3,525,000 respectively. The estimated fair value of the acquired in-process research and development projects that had not yet reached technological feasibility and had no alternative future use amounted to $10,895,000.

Technological feasibility or commercial viability of these projects was not established at the acquisition date. These products were considered to have no alternative future use other than the technological indications for which they were in development. Accordingly, these amounts were immediately expensed in the consolidated statement of operations on the acquisition date in accordance with FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.” The estimated fair values of these projects were determined using discounted cash flow models. Projects A and B were estimated to be 80% and 50% complete, respectively; estimated costs to completion of these products were approximately $570,000 and $700,000, respectively, and discount rates of 35% and 40%, respectively, were used. Both projects involve completion of hardware and software elements. The hardware component must be finalized before the software piece (consisting of validation work, completion of the driver code, etc.) can be started. At the valuation date, Project A had not completed the software element and the Project B had not completed the hardware component. These projects were expected to be completed by the end of 2001, when the company expected to commence sales of the products. The principal risks relating to the development of the Project A product technology include completing the hardware solutions, developing the reference software and reference manual, testing and debugging. The principal risks relating to the development of the Project B product technology include completing the micro-architecture, developing the driver code and software for the end product, debugging and testing. Each of these steps must be completed before the products can be released into the market.

The primary focus of Parthus was on the completion of Project A, not only as a stand alone architecture but also with the ability to fully integrate it with existing and future Parthus technology platforms. Costs of approximately $700,000 were incurred on the completion of the Project A architecture. Project A was completed, in line with expectations, in the fourth quarter of fiscal 2001 and is the primary architecture used in Parthus’ Machstream platform technology which Parthus is currently licensing.

In the third quarter of fiscal 2001, following a strategic review, Parthus decided to suspend further investment in Project B.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Acquisition of minority interest in Silicon Systems Design Limited

On June 29, 2001 the Company acquired the remaining 20% minority interest in Silicon Systems Design Limited, a subsidiary of the Company, from STMicroelectronics Srl.

The purchase price was $38,602,000 before acquisition costs of $38,000, comprising cash of $12,998,000 and the issuance of 18,393,670 new ordinary shares with a fair market value of $25,604,000. The fair market value of the issued shares was determined based on the average market price of Parthus’ shares over the 5-day period before and after the terms of the acquisition were agreed to and announced. The excess of total purchase consideration of $38,640,000 including acquisition costs over the fair value of the minority interest acquired of $1,009,000 (note 12) has been allocated to goodwill.

Proforma information

The proforma effect of the acquisitions of Chicory Systems Inc. and the minority interest in Silicon Systems Design Limited if completed on January 1, 2001, would have resulted in revenues, net loss and basic and diluted loss per ordinary share of $40,919,000, $43,769,000 and $0.076 respectively for the year ended December 31, 2001. The proforma effect of the acquisitions, if completed on January 1, 2000 would have resulted in revenues, net loss and basic and diluted loss per ordinary share of $31,920,000, $32,690,000 and $0.064 respectively for the year ended December 31, 2000. The unaudited proforma information does not purport to represent what the Company’s results of operations would actually have been had the acquisition occurred on such dates, nor does it purport to represent the results of operations of the Company for any future period.

Acquisition of the UK based GPS business of Symmetricom Limited

On March 29, 2000 the Company acquired the UK based GPS business of Symmetricom Limited, a wholly owned subsidiary of Symmetricom, Inc., for cash consideration of $6,453,000. On the same date, Symmetricom Inc. subscribed for 2,045,000 ordinary shares for consideration of $1,859,000. The business combination has been accounted for as a purchase. The total purchase consideration of $8,312,000 was allocated as follows:

(in thousands)
Plant and equipment	$896
Inventory	1,095
Intangible assets—patents	6,321

$8,312

The patents acquired have an estimated life of five years.

9.    Goodwill

	December 31,
	2000	2001
	(in thousands)
Acquired during year (note 8)	$—	$70,515
Less: accumulated amortization	—	(7,824)

	$—	$62,691

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    Intangible assets

	December 31,
	2000	2001
	(in thousands)
Cost	$7,321	$6,793
Less: accumulated amortization	(1,081)	(2,361)

	$6,240	$4,432

Intangible assets represent the acquisition of certain intellectual property from Frontier Design on May 4, 2000 for cash consideration of $1,000,000 together with the value of patents acquired on the purchase of the UK based GPS business of Symmetricom Limited in 2000.

11.    Accrued liabilities

	December 31,
	2000	2001
	(in thousands)
Salary accruals	$2,429	$4,047
CAD rental	1,094	312
Professional fees	374	1,052
Amount due to Forbairt, an Irish Government Agency	314	167
Share issue costs accruals	1,658	51
Other accruals	3,569	5,549

	$9,438	$11,178

12.    Minority interest

	December 31,
	2000	2001
	(in thousands)
Opening balance	$909	$1,001
Share of profit for year	204	100
Currency translation adjustment	(112)	(92)
Minority interest acquired (note 8)	—	(1,009)

	$1,001	$—

13.    Redeemable shares

The Company paid dividends of $15,000 during the year ended December 31, 2000 to holders of 4% cumulative redeemable preference shares. These shares were redeemed for cash at par on April 7, 2000.

The Company redeemed 50,000 redeemable preference shares of €1.269738 each and 16,527,600 “B” redeemable preference shares of €0.031743 each for cash at par on April 7, 2000.

In 1994 and 1995 the Company raised finance through the issue of 29,230,400 redeemable ordinary shares with put and call option arrangements to enable the investors to call upon the Company to buy out the investors’

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

redeemable ordinary shares at a price to be determined based upon a multiple of ten times one year’s average of the after tax profits in a specified three year period prior to the exercise of the option. In the year to December 31, 1999, 19,000,000 redeemable ordinary shares were repurchased for cash of $664,000. The difference between the carrying amount and the estimated repurchase price of the redeemable ordinary shares was accreted to income over the term of the related financing. The Company redeemed the remaining 10,230,400 redeemable ordinary shares in April 2000 for cash of $295,000.

14.    Equity share capital

On April 7, 2000 the Company reorganized its equity share capital. The Company reclassified 96,901,920 “A” convertible preferred ordinary shares and 14,022,800 “C” deferred ordinary shares in issue into an equal number of ordinary shares. Following the reorganization, the Company had one class of shares in issue. All references to ordinary shares, “A” convertible preferred ordinary shares and “C” deferred ordinary shares were restated to reflect the capital reorganization of April 7, 2000.

On February 29, 2000 the Company effected a stock split of four ordinary shares for each one ordinary share outstanding at that date.

On April 20, 2000 the Company effected a stock split of 10 ordinary shares for each one ordinary share outstanding at that date.

All references to share and per share amounts have been restated to reflect these stock splits.

Holders of ordinary shares will be entitled to receive such dividends as may be recommended by the board of directors of the Company and approved by the shareholders as the board of directors of the Company may decide.

On March 29, 2000 Symmetricom, Inc. subscribed for 2,045,000 ordinary shares as part of the acquisition by the Company of the UK based GPS business of Symmetricom Limited (see note 8).

On March 29, 2000 3 Com Ventures Inc. subscribed for 4,398,720 ordinary shares for cash consideration of $4 million.

On March 31, 2000 ARM Limited subscribed for 2,199,360 ordinary shares for cash consideration of $2 million.

On May 19, 2000 the Company completed an initial public offering (“IPO”) of its shares on both the Nasdaq National Market and London Stock Exchange. The Company issued a total of 111,309,328 ordinary shares for gross proceeds of $140.2 million. Expenses incurred in connection with the offering amounted to $12.5 million.

On November 8, 2000 the Company completed an offering of 8,300,705 ordinary shares for gross proceeds of $23.9 million. Expenses incurred in connection with the offering amounted to $1.7 million.

In June 2000, the Company approved the introduction of an Employee Share Purchase Plan (“ESPP”) which provides eligible employees with the opportunity to purchase ordinary shares in the form of American Depositary Shares (“ADSs”) at a price of 85% of the ADS market value over a designated period. Substantially all employees are eligible to participate and shares are offered based on a percentage of salary up to a specified maximum value. Employees may exercise their purchase right on a twice yearly basis. A total of 500,000 ADSs

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

have been reserved for issuance under this plan. On December 30, 2000 the Company issued 39,186 ADSs to employees under the ESPP. During the year ended December 31, 2001, the Company issued a total of 199,292 ADSs (equivalent to 1,992,920 ordinary shares) to employees under the ESPP for consideration of $1 million.

During the years ended December 31, 2000 and 2001 employees exercised 39,477,264 and 7,976,400 options to purchase ordinary shares for gross proceeds of $1.4 million and $1.2 million respectively.

On May 22, 2001 the Company issued 22,221,442 ordinary shares with a fair market value of $31,733,000 as part consideration for the purchase of Chicory Systems Inc. (see note 8).

On June 29, 2001 the Company issued 18,393,670 ordinary shares with a fair market value of $25,604,000 as part consideration for the acquisition of the 20% interest in Silicon Systems Design Limited not owned by the Company (see note 8).

15.    Share options

Non cash stock compensation expenses of $52,000, $5,540,000 and $1,806,000 for the years ended December 31 1999, 2000 and 2001 have been recorded as follows:

	Year Ended December 31,
	1999	2000	2001
	(in thousands)
Research and development	$36	$923	$1,416
Sales and marketing	12	120	197
General and administrative	4	4,497	193

	$52	$5,540	$1,806

The Company granted 23,705,600 options over ordinary shares of €0.000317 each to employees in December 1996 at an exercise price of €0.007936 ($0.008) per share, the estimated market value of an ordinary share in the Company at that date. All of these options were exercised during the year ended December 31, 2000.

On March 30, 1998, the Board of Directors approved the introduction of a fixed share option plan (“the plan”), to include previous option grants. At the annual general meeting held on May 10, 2001, the shareholders approved an increase in the number of options that may be granted to 20% of the enlarged fully diluted share capital as at that date.

Under the terms of the plan, options may be granted to employees, consultants, or directors of the Company and any of its subsidiaries. The option holder shall be entitled, to exercise an option in respect of 25% of the total number of shares which are subject to option on the first anniversary of the date of grant. On each successive month thereafter, the option holder shall be entitled to exercise options in respect of 1/48th of the total number of shares subject to option. All unexercised options shall lapse on the seventh anniversary of the date of grant. All shares allotted under the plan rank pari passu in all respects with the ordinary shares of the Company.

No option may be sold, pledged, assigned, transferred or otherwise disposed of in any other manner by the optionee during his lifetime. Options will lapse to the extent that they have not been exercised by the earliest of the seventh anniversary of its date of grant, the expiration of twelve months from the date of death of the optionee or the date of cessation of the optionee as an employee or Director of the Company. The plan will be administered by the Remuneration Committee of the Board of the Company.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 1999, the Company recognized deferred compensation cost of $2,726,000, which is being amortized on a straight line basis over the vesting period of the options, and compensation expense of $52,000 for those instances in which the exercise price of the Company’s options were less than the estimated fair market value of the underlying shares on the date of grant.

In 2000, the Company recognized total deferred compensation cost of $7,013,000, of which $2,633,000 is being amortized on a straight line basis. Compensation expense of $5,540,000 was recorded for the year ended December 31, 2000 including an amount of $4,380,000 arising from the grant in December 1998, of an option to purchase 2,000,000 shares to each of Mr. Brian Long and Mr. Peter McManamon at an exercise price of $0.165115 per ordinary share. The options were exercisable in a two year period from the occurrence of an Option Event as defined in the option agreements. The option agreements were amended in April 2000 to provide that an Option Event was the date on which final agreement was reached between the Company and the underwriters on the offer price of the Company’s shares in its initial public offering and the underwriting agreement was signed. The compensation cost of $4,380,000 was established on the date the Option Event occurred, May 19, 2000 and was recorded as an expense at that time as the options fully vested on that date.

        The Company recognized deferred compensation cost of $2,711,000 during the year ended December 31, 2001 on the purchase of Chicory Systems Inc. representing the intrinsic value arising on the grant of options over ordinary shares in the Company in exchange for unvested shares in the acquired company. This cost is being amortized on a straight line basis.

Other than the assumption of options on the acquisition of Chicory Systems Inc., all options granted subsequent to the IPO on May 19, 2000 have been granted at exercise prices equal to market value on the date of grant.

The following table summarizes the transactions for the Company’s share option plans for the years ended December 31, 2001:

	Options outstanding	Weighted average exercise price
Outstanding at December 31, 1998	52,575,600	$0.032
Cancelled	(1,648,000)	$0.032
Granted	18,162,000	$0.165

Outstanding at December 31, 1999	69,089,600	$0.067
Cancelled	(3,056,050)	$2.236
Granted	30,212,000	$1.638
Exercised	(39,477,264)	$0.038

Outstanding at December 31, 2000	56,768,286	$0.806
Cancelled	(6,949,350)	$1.132
Granted	40,979,537	$0.446
Exercised	(7,976,400)	$0.146

Outstanding at December 31, 2001	82,822,073	$0.664

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information concerning outstanding and exercisable share options as of December 31, 2001:

		Options Outstanding		Options Exercisable
Exercise Price	Number of Shares	Average Remaining Contractual Life	Weighted Average Excercise Price	Number of Shares	Weighted Average Exercise Price
$0.031—$0.165	22,589,353	3.5 years	$0.120	12,478,984	$0.119
$0.285—$0.750	41,667,160	6.5 years	$0.437	3,155,280	$0.750
$0.909—$1.126	6,513,160	5.7 years	$0.972	2,338,090	$0.967
$1.150—$2.700	12,052,400	5.5 years	$2.302	4,048,070	$2.390

The weighted average fair value of the options granted in fiscal 1999, 2000 and 2001 was $0.034, $0.842 and $0.352 respectively. The fair value was estimated using the minimum value method in 1999 and the Black-Scholes option pricing method in 2000 and 2001 with the following assumptions: no expected dividend yield, expected volatility of 80%, risk free interest rate of 5% and an expected life of 5 years.

Had the Company determined compensation expense based on the fair value at the grant date for these options under SFAS No. 123, the Company’s net income for the three years ending December 31, 2001 would have been reduced to the pro-forma amounts indicated below.

	Year ended December 31,
	1999	2000	2001
	(in thousands, except per share data)
Net loss as reported
— as reported	$(2,612)	$(16,058)	$(34,659)
— pro-forma	$(2,706)	$(14,898)	$(32,853)
Basic and diluted net loss per Ordinary Share
— as reported	$(0.007)	$(0.034)	$(0.062)
— pro-forma	$(0.007)	$(0.032)	$(0.059)

16.    Interest expense

	Year ended December 31,
	1999	2000	2001
	(in thousands)
Accretion of redeemable preference shares	$27	$—	—

	$27	$—	$—

17.    Restructuring charge

Restructuring charges of $765,000, representing severance costs, arise from the Company’s headcount reduction in December 2001.

18.    Income taxes

The Irish, US and UK subsidiaries file tax returns in Ireland, the United States and the United Kingdom, respectively.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of income before provision for income tax expenses are as follows:

	Year ended December 31,
	1999	2000	2001
	(in thousands)
Ireland	$—	$(21,045)	$(41,654)
Other	—	6,207	7,295

	$—	$(14,838)	$(34,359)

Provision for income taxes:

	Year ended December 31,
	1999	2000	2001
	(in thousands)
Ireland	$—	$—	$—
Other	—	1,205	300

	$—	$1,205	$300

The Company’s consolidated effective tax rate differed from the statutory rate as set forth below:

	Year ended December 31,
	1999	2000	2001
	(in thousands)
Taxes at Irish statutory rate of 20% in 2001; (24% in 2000) (28% in 1999);	$(716)	$(3,561)	$(6,872)
Income taxed at reduced rates	—	284	(1,026)
Losses at reduced rates	498	2,297	5,571
Movement in valuation allowance	229	2,264	2,707
Other	(11)	(79)	(80)

	$—	$1,205	$300

The tax effects of temporary differences that give rise to significant portions of deferred tax assets are as follows:

	As of December 31,
	2000	2001
	(in thousands)
Deferred tax assets:
Benefit of tax operating losses	$2,548	$5,255
Less: Valuation allowance	(2,548)	(5,255)

	$—	$—

The Company has provided a valuation allowance for the total amount of deferred tax assets as realization of these assets is not deemed likely principally due to the occurrence of operating losses.

Some of the Company’s operating subsidiaries are taxed at rates substantially lower than US and UK rates. Two Irish subsidiary companies currently qualify for a 10% tax rate, which under current legislation will remain

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in force until December 31, 2010. Three other Irish subsidiaries qualify for an exemption from income tax as their revenue source is licence fees from qualifying patents within the meaning of Section 234 of the Irish Taxes Consolidation Act 1997.

19.    Employee benefits

Certain Group employees are eligible to participate in a defined contribution pension plan (the ‘‘plan’’). Participants in the plan may elect to defer a portion of their pre-tax earnings into the plan, which is run by an independent party. The Group makes pension contributions at rates varying between 10% and 15% of the participant’s pensionable salary. Contributions to this plan are recorded as an expense in the consolidated statement of operations.

The Group’s US operations maintain a retirement plan (the ‘‘US Plan’’) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Participants in the US Plan may elect to defer a portion of their pre-tax earnings, up to the Internal Revenue Service annual contribution limit. The Company matches 100% of each participant’s contributions up to a maximum of 6% of employee’s base pay. Each participant may contribute up to 15% of base remuneration. Contributions to this plan are recorded in the year contributed as an expense in the consolidated statement of operations.

Total contributions for the years ended December 31, 1999, 2000 and 2001 were $848,000, $1,529,000 and $1,727,000, respectively.

20.    Business Segment Information

The directors are of the opinion that the Company operates in a single industry segment. The analysis of the Company’s operations by geographical area is as follows:

Revenue by destination

	Year ended December 31,
	1999	2000	2001
	(in thousands)
United States	$6,161	$15,095	$19,369
Europe, Middle East and Africa	12,879	14,903	17,012
Asia	—	1,922	4,538

Total	$19,040	$31,920	$40,919

Other than $4,444,000 of revenue which originates in the UK, all of the Company’s revenue originates in Ireland. ST Microelectronics Srl., a company based in Italy, accounts for a significant portion of the Company’s revenues. (See note 3).

Loss from operations by origin

	Year ended December 31,
	1999	2000	2001
	(in thousands)
Ireland	$(2,818)	$(21,287)	$(41,366)
United Kingdom	(165)	37	219
United States	114	(86)	419
Rest of world	—	922	316

Total	$(2,869)	$(20,414)	$(40,412)

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property, plant and equipment by origin

	Year ended December 31,
	2000	2001
	(in thousands)
Ireland	$3,315	$5,027
United Kingdom	917	1,226
United States	659	1,438

Total	$4,891	$7,691

Depreciation by origin

	Year ended December 31,
	1999	2000	2001
	(in thousands)
Ireland	$973	$1,360	$1,670
United Kingdom	93	460	575
United States	23	124	423

Total	$1,089	$1,944	$2,668

Capital expenditures by origin

	Year ended December 31,
	1999	2000	2001
	(in thousands)
Ireland	$997	$2,676	$3,555
United Kingdom	48	230	911
United States	236	522	1,072

Total	$1,281	$3,428	$5,538

The following table sets forth the clients which represented 10% or more of the Company’s net revenue in each of the periods set out below.

	Year ended December 31,
	1999	2000	2001
	(in thousands)
Client A	$12,879	$12,442	$12,592
Client B	$—	$3,379	$—

21.    Commitments and Contingencies

The Company is not party to any litigation or other legal proceedings that the Company believes could reasonably be expected to have a material adverse effect on the Company’s business, results of operations and financial condition.

Under the terms of capital grant agreements, amounts received of $1,034,000 may become repayable in full should certain circumstances specified within the grant agreements occur. The Company has not recognized any loss contingency, having assessed as remote the likelihood of these events arising.

PARTHUS TECHNOLOGIES PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has several non-cancellable operating leases, primarily for equipment. These leases generally contain renewal options and require the Company to pay all executory costs such as maintenance and insurance.

The Company paid $ 631,000, $1,176,641 and $1,699,309 in rental expense for the fiscal years ended December 31, 1999, 2000 and 2001, respectively.

Future minimum rental commitments for operating leases with non-cancellable terms in excess of one year are as follows:

Minimum rental payments
(in thousands)
2002	$1,746
2003	$1,407
2004	$1,215
2005	$919
2006	$908

22.    Supplemental Disclosure of Cash Flow Information

	Year ended December 31,
	1999	2000	2001
	(in thousands)
Cash paid for interest	$—	$—	$—
Cash paid for income taxes	$249	$4	$395
Shares issued as non cash consideration	$—	$1,859	$57,337

23.    Subsequent Events—Unaudited Information

In April 2002, the company announced that it had entered into an agreement with DSP Group, Inc and Ceva Inc., providing for the merger of Parthus with Ceva, the intellectual property subsidiary of DSP Group. This combination to be effected by a merger of equals, has been unanimously approved by the board of directors of both companies. The new combined company, to be called Parthus Ceva, Inc., will be incorporated in Delaware and headquartered in San Jose, California, with principal executive offices in Dublin, Ireland and Herzeliya, Israel.

Following the announcement of the company’s intention to enter into a combination agreement with Ceva, Inc., the company agreed to issue an aggregate of 2,114,109 Parthus ordinary shares effective May 28, 2002 to the former shareholders of Chicory Systems, Inc., in full satisfaction of the company’s obligations with respect to a contingent issuance of a further 21.9 million ordinary shares in connection with the Company’s acquisition of Chicory. The 2,114,109 share issuance will be accounted for as additional purchase consideration and recorded as additional goodwill of $887,926 in the second quarter of 2002.